Exhibit 99.2

Trine II Acquisition Corp. Announces Closing of $414 Million Initial Public Offering, Including Full Exercise of IPO Over-Allotment Option

NEW YORK, November 5, 2021 /PRNewswire/ Trine II Acquisition Corp. (“Trine II”), a special purpose acquisition company, announced today the closing of its initial public offering of 41,400,000 units, which included 5,400,000 units issued pursuant to the full exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $414 million.

The units are listed on the New York Stock Exchange and began trading under the ticker symbol “TRAQ.U” on November 3, 2021. Each unit consists of one Class A ordinary share of Trine II and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of Trine II at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “TRAQ” and “TRAQ.WS,” respectively.

Trine II is led by Leo Hindery, Jr., as chairman of the board of directors and Pierre M. Henry, as the Chief Executive Officer. Trine II is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Morgan Stanley is serving as the sole book-running manager for this offering. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

●	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

The registration statement relating to the securities became effective on November 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the search for an initial business combination and the anticipated use of the net proceeds. No assurance can be given that the initial public offering or the search for an initial business combination will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Trine II, including those set forth in the “Risk Factors” section of Trine II’s registration statement and final prospectus relating to Trine II’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. Trine II undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Trine II Acquisition Corp.

Richard Miller

Executive Vice President and Chief Financial Officer

inquiries@trineacquisitioncorp.com